Exhibit 10.16

November 8, 2004
Mr. Antonio Tadeu Coelho Nardocci
Alcan Aluminio do Brasil Ltda.
Av. das Nações Unidas, 12.551
15th Floor
São Paulo, SP-04578-000, Brazil
Dear Tadeu,
This offer of employment represents another truly exciting and historic step along the path in the creation of Novelis Inc. This is, in fact, the first instance where the Alcan and Novelis names and logos have appeared together. As one of the key leaders who will have a direct impact on this new company, I trust you are as enthused as I am about this opportunity. Unlike anything we have been involved with in the past, this is truly a once in a career event, and we need to recognize and capitalize off the fabulous chance that we are being given.
In this letter I will address the specific terms and conditions of your offer, however, there are a few key points that I would like to bring to your attention first. Please recall that it is the fiduciary responsibility of the Alcan Board of Directors to establish the preliminary terms and conditions of employment for Novelis. For the most part, this means that what exists at present within Alcan, in the form of programs and benefits, will continue through the transition from Alcan to Novelis. Following the completion of the spin in 2005, we will be reviewing the full array of employee compensation and benefit offerings to custom fit these to our new business. You will be fully engaged as we go through this process.
For these reasons I will not go through a complete review of those things being cloned or replicated from Alcan, but rather will touch on significant points and those things that involve a change.
Position Title
I am please to confirm the offer of President, Novelis South America.
Employment Date
This offer is obviously predicated on the spin being completed and the creation of Novelis. We continue to believe that this will occur on schedule around year-end. That being the case, this offer would become effective January 1, 2005.
Recognition of Alcan Service
Novelis will recognize Alcan and predecessor company service for the purposes of vacation and any other plan where service is used in providing a benefit.
Base Salary
Your base salary will be adjusted to $R537,900. This salary recommendation was arrived at following a review by Towers Perrin of similar positions in comparably sized organizations. This was reviewed by Alcan’s management and approved by the Human Resources Committee of the

Board of Directors. While further analysis will be conducted, it does give us a starting point from which to develop our cash compensation model. Using the Alcan salary scale, this position has been set at an equivalent of job grade 46.
Executive Performance Award 2004
Your participation in the 2004 Executive Performance Award plan continues uninterrupted to year-end at your existing Alcan job grade and will be paid out in the same timeframe and manner as you have experienced in the past.
Executive Performance Award 2005
Novelis will institute a short-term incentive program for the 2005 plan year conceptually similar to the existing Alcan plan. It is possible that the financial metrics will be adjusted to better fit the new business. The target guideline for job grade 46 is 60%. More information will be forthcoming on this as it is developed.
Total Shareholder Return (TSR) Performance Plan
Your participation in the Alcan TSR program will be terminated on the date of the spin-off. You will have noted in the 2004 Long Term Incentive (LTI) program, the normal 50% TSR portion was issued in the form of share options.
Discussions continue to determine the most equitable way to handle TSR tranches 1 (2002) and 2 (2003) for the Novelis employees. You will be informed as soon as a final conclusion is reached on this.
Novelis will be instituting a Long Term Incentive Program (LTI) the details of which will require approval of the Board of Directors for the new company. More information about the new program will be shared when information becomes available.
Share Options
Your current Alcan share options will be converted to Novelis share options based on the total value of the Alcan stock options and the time of spin-off. That is, the number of Novelis share options to you will be adjusted to preserve the value of your current Alcan stock options on the date of the spin-off.
U.S. Deferred Compensation Plan
Alcan will maintain your deferred compensation account and be subject to the elections that you made. Given the nature of this plan, there is no plan to create a deferred compensation plan within Novelis at the point of the spin-off. This will be reviewed in due course.
Change in Control Agreement
A Change in Control Agreement has been prepared for you to relieve any personal uncertainties you may have stemming out of the transaction such that you can focus 100% of your effort on making this venture successful. This agreement will be provided to you under separate cover.
Benefit Plans
Your participation in the Alcan retirement and health and welfare benefit plans will continue up to the point of spin. Novelis will adopt plans with provisions for the most part identical to those currently in effect within Alcan.
Miscellaneous Plans
Participation in other plans (e.g. Flexperks, Auto, Executive Physical Exams) will continue as they exist today.

As part of the process I would ask that you sign this offer and return it to me at your earliest convenience. I look forward to the challenges that we will face together and turn into successes.
Yours truly,
Martha Brooks
Chief Operating Officer

Accepted by	/s/ Antonio Tadeu Coelho Nardocci	date	Nov, 11 2004